Exhibit 10.2

INDEMNIFICATION AND COST SHARING AGREEMENT

RGC RESOURCES, INC., BLUEFIELD GAS COMPANY

and

ANGD, LLC.

This Indemnification and Cost Sharing Agreement, dated as of October 31, 2007 (hereinafter “Indemnification Agreement”), is made by and between RGC Resources, Inc. a Virginia corporation (“RGC” or “Seller”), Bluefield Gas Company, a West Virginia corporation (“Bluefield”) and ANGD LLC, a Virginia limited liability company (the “Buyer”), and provides as follows:

WHEREAS, RGC owns all of the issued and outstanding capital stock of Bluefield Gas Company, a West Virginia corporation (“BGC”); and

WHEREAS, the Buyer, through its wholly owned subsidiary Appalachian Natural Gas Distribution Company, is engaged in the business of certain natural gas distribution and activities related thereto in the state of Virginia; and

WHEREAS, by Purchase and Sale Agreement dated February 20, 2007 (“Purchase and Sale Agreement”), the Buyer has agreed to purchase from the Seller and the Seller has agreed to sell to Buyer, all of the issued and outstanding capital stock of BGC (the “Stock Interest”); and

WHEREAS, pursuant to the terms of the Purchase and Sale Agreement, the Seller is retaining certain real property which is  3/4 acres bordering on Pulaski Street and Rock Street in the City of Bluefield, West Virginia, as identified on the plat dated 11/22/96 by Appalachian, Engineering & Surveying, Inc. (the “Property”) at the request of the Buyer; and

WHEREAS, as an integral part of the consideration for the Purchase and Sale Agreement and as an inducement for Seller to enter into the Purchase and Sale Agreement, the Buyer and Seller have agreed to certain mutual undertakings as well as limited indemnification from any unrecoverable costs, claims, or expenses (as defined herein) arising out of or in connection with any matters arising under Environmental Laws (as defined in the Purchase and Sale Agreement) and relating to the Property; and

WHEREAS, this Agreement is being executed and delivered contemporaneously with the Sale and Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties agree as follows:

1. Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Purchase and Sale Agreement. Environmental Remediation Cost shall be defined as costs associated with the response to any governmentally ordered cleanup of the Property including costs arising from any site assessment, site evaluation, testing, sampling, monitoring, modeling, remediation, or clean-up required by any federal or state agency or authority through any administrative order, unilateral order, consent order, or judicial order including, but not limited to any remediation actions required under RCRA or CERCLA relating to the Property. Buyer agrees that the Environmental Remediation Cost is not subject to the contribution defense under 42 U.S.C. 9613(f)(1) as held in Cooper Industries v. Aviall, 125 U.S. 577 (2004). To the extent such a defense is applicable, Buyer hereby waives said defense and agrees not to raise it in any adversarial proceeding between the parties.

2. Obligation of Buyer and Bluefield. In the event that environmental remediation becomes necessary or is required by any governmental agency, Buyer and Bluefield shall assert claims under insurance policies issued by previous insurance coverage providers to it or its predecessors in interest up to the conveyance of the Property to Diversified Energy Company. The Buyer and Bluefield shall use its best efforts including asserting claims in litigation, if appropriate and upon the demand of Seller, to procure insurance coverage from the previous insurance coverage providers and shall immediately apply all proceeds received from insurers in payment of claims for Environmental Remediation Costs either by direct payment to those engaged in remediation or as reimbursement to the Seller for amounts paid for remediation.

3. Cost Indemnification by Buyer. To the extent not covered by proceeds from claims asserted under insurance policies issued by previous insurance coverage providers as set out in Paragraph 2 above,

(a) Buyer shall cause Bluefield Gas Company to reimburse Seller, its Affiliates and respective successors (Seller Indemnified Party), 25% of the amount actually paid by the Seller in connection with Environmental Remediation Cost relating to the use of the Property prior to execution of this Indemnification Agreement.

(b) The foregoing obligation of cost indemnification of Seller Indemnified Parties set forth above shall be subject to each of the following limitations:

(i) The Seller shall undertake and pay for any governmentally mandated environmental remediation and shall make remediation program decisions in consultation with the Buyer or with an advisor mutually acceptable to the Buyer and Seller. Failure of Buyer to actively participate in remediation decisions or consultations shall not prejudice Seller’s rights under this Indemnification Agreement

(ii) The Buyer, in addition to it’s obligations in paragraph 2., shall demonstrate the use of good faith best efforts in seeking recovery of Environmental Remediation Costs from any and all possible third parties (other than the Seller and its affiliates), including but not limited to previous owners of the Property and shall return any costs recovered from such parties immediately upon receipt to Seller.

(iii) Buyer agrees to seek recovery of 100% of any cost associated with Environmental Remediation Costs from the rate payers of Bluefield Gas Company and shall return any cost received from rate payers attributable to Environmental Remediation Costs to Seller on a monthly basis and for the term that the costs are recovered.

(c) The indemnities provided herein shall survive the Closing. The indemnity provided shall be the sole and exclusive remedy of the Seller Indemnified Parties against the Buyer at law or in equity relating to this Agreement, and shall be in lieu of any and all other rights or claims which Seller may have.

4. Other Indemnification Matters.

(a) The amount of any Environmental Remediation Costs for which indemnification is provided under this Indemnification Agreement shall be computed net of any insurance or other proceeds received or recoverable by the indemnified party in connection with same.

(b) Each party agrees that it shall pursue in good faith claims under any applicable insurance policies and against other third parties who may have responsibility for Environmental Remediation Costs.

(c) The Buyer agrees to use its good faith best efforts to recover any Environmental Remediation Costs through rate recovery mechanisms available to the Buyer’s affiliate Bluefield Gas Company.

SELLER RGC RESOURCES, INC.

By:	/s/ John B. Williamson, III
John B. Williamson, III, President & CEO

BUYER ANGD LLC

By:	/s/ John W. Ebert
John W. Ebert; CEO